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                                                                    EXHIBIT 99.1

         VAALCO Energy Announces First Quarter Earnings of $4.0 Million

HOUSTON--(PR Newswire)--May 16, 2003 - VAALCO Energy, Inc. (VEIX - OTC), ----

VAALCO Energy, Inc. (Company) announced first quarter 2003 earnings attributable to common shareholders of $4.0 million or $0.19 per basic and $0.06 per diluted share. This compares to a net loss of $0.5 million or ($0.02) per basic and diluted share for the comparable period in 2002. The 2003 earnings included a one-time gain of $1.7 million associated with the adoption of SFAS No. 143 - "Accounting for Asset Retirement Obligations."

First quarter 2003 revenues were $8.5 million compared to $144,000 in first quarter 2002. The Company sold 226,000 net barrels from the Etame field offshore Gabon during the first quarter and had inventory on board the tanker of 111,000 net barrels at March 31, 2003. The Etame field continues to produces at a rate of approximately 15,000 barrels of oil per day.

Mr. Robert Gerry, Chairman, stated "The Etame field is performing as expected having surpassed the three million gross barrels production mark since coming on stream in September 2002. We are actively planning for a drilling campaign later this year or early 2004 to drill two exploration wells on the block. The locations will be chosen upon completion of seismic processing during the third quarter of this year. We are also studying in detail the potential expansion of the Etame field through additional infield wells."

Abbreviated financial results:
For the quarter ending March 31,                           2003       2002
(Unaudited  - in thousands of dollars)                     ----       ----
Revenues                                                  8,549        144
Operating costs and expenses                              4,023        633
                                                          -----        ---
Operating Income (Loss)                                   4,526       (489)

Other Income (Expense)                                    (586)          6
Income tax expense                                      (1,284)         (2)
Minority Interest in earnings of subsidiaries             (392)          1
Cumulative effect of accounting change                    1,717         --
                                                        -------       ----
Net Income (Loss) attributable to common shareholders     3,981       (484)

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This press release includes "forward-looking statements" as defined by the U.S.
securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K/SB for the year ended December 31, 2002 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

                        For further information contact:
                              W. Russell Scheirman
                                  713-623-0801